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                                                                    Exhibit 99.4

                              CITFED BANCORP, INC.



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 1998

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Special Meeting") of CitFed Bancorp, Inc. ("CitFed Bancorp") will be held on May 15, 1998, at 2:00 p.m., Eastern Daylight Savings Time, at the Savers Club Auditorium, One Citizens Federal Centre, Dayton, Ohio.

     A Proxy Statement/Prospectus and Proxy Card for the Special Meeting are enclosed herewith. The Special Meeting is for the purpose of considering and voting upon the following matters:


          1. A proposal to adopt the Affiliation Agreement dated as of January 13, 1998 between Fifth Third Bancorp ("Fifth Third") and CitFed Bancorp (the "Affiliation Agreement"). Pursuant to the Affiliation Agreement, CitFed Bancorp will merge into Fifth Third (the "Merger"). At the time the Merger becomes effective (the "Effective Time"), each share of common stock, $0.01 par value per share, of CitFed Bancorp (the "CitFed Bancorp Common Stock") will be converted by virtue of the Merger into the right to receive 1.005 (the "Exchange Ratio") shares of common stock, without par value, of Fifth Third ("Fifth Third Common Stock"). The Exchange Ratio has been adjusted to reflect the three-for-two stock split of the Fifth Third Common Stock declared on March 17, 1998 and payable on April 15, 1998 and is subject to further adjustment in certain circumstances. Consummation of the Merger is subject to various conditions, including the receipt of stockholder approval and of all required regulatory approvals, as set forth in the Affiliation Agreement.


          In the event of a substantial decline in the trading price of Fifth Third Common Stock relative to a group of peer institutions under certain circumstances as provided in the Affiliation Agreement, the CitFed Bancorp Board of Directors may elect to terminate the Affiliation Agreement and the Merger. Approval of the proposal will also authorize the CitFed Bancorp Board of Directors to exercise its discretion whether to proceed with the Merger in the event that CitFed Bancorp has the right to exercise its termination right as described in the preceding sentence. If such an election were made, Fifth Third would have the option to override such termination by electing to increase the Exchange Ratio to an amount determined by a formula set forth in the Affiliation Agreement. See "PROPOSAL-MERGER OF CITFED BANCORP INTO FIFTH THIRD-Termination; Amendment; Waiver" in the accompanying Proxy Statement/Prospectus.

          2. Such other business as may properly come before the Special Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Special Meeting.


     Pursuant to the Bylaws of CitFed Bancorp, the Board of Directors has fixed April 3, 1998 as the record date (the "Record Date"), for the determination of Stockholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournments thereof. Any action may be taken on any of the foregoing proposals at the Special Meeting on the date specified above, or on any date or dates less than 30 days later to which, by original or later adjournment, the meeting may be adjourned. Only holders of record of CitFed Bancorp Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting or any adjournments thereof.


     THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF CITFED BANCORP COMMON STOCK ENTITLED TO VOTE IS REQUIRED TO ADOPT THE AFFILIATION AGREEMENT. IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE MEETING, THE MEETING MAY BE ADJOURNED BY A MAJORITY OF THE VOTES CAST IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES BY CITFED BANCORP; PROVIDED, HOWEVER, THAT NO PROXY WHICH IS VOTED AGAINST THE AFFILIATION AGREEMENT WILL BE VOTED IN FAVOR OF ADJOURNMENT TO SOLICIT FURTHER PROXIES FOR SUCH PROPOSAL.

     APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT CITFED BANCORP HAS THE RIGHT TO EXERCISE ITS TERMINATION RIGHT AS DESCRIBED ABOVE. CITFED BANCORP EXPECTS THAT THE CITFED BANCORP BOARD OF

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DIRECTORS WOULD EXERCISE SUCH DISCRETION AND DECIDE WHETHER TO TERMINATE THE
AFFILIATION AGREEMENT WITHOUT A RESOLICITATION OF STOCKHOLDERS.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A STOCKHOLDER MAY BE REVOKED BEFORE IT IS EXERCISED BY SUBMITTING A LATER DATED PROXY, BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON OR BY GIVING NOTICE OF REVOCATION TO CITFED BANCORP IN A WRITING ADDRESSED TO AND RECEIVED BY THE SECRETARY OF CITFED BANCORP BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          Jerry L. Kirby, Chairman
                                          and Chief Executive Officer

Dayton, Ohio
April 14, 1998